Exhibit 99.02

FIRST AMENDMENT TO SECURED PROMISSORY NOTE

This FIRST AMENDMENT TO SECURED PROMISSORY NOTE entered into this 29th day of January 2011 (“Amendment”) by and among Mango Capital, Inc. (f/k/a MangoSoft, Inc., “Lender”), a corporation organized and existing under the laws of the State of Nevada, and having its principal place of business at 108 Village Square, Suite 315, Somers, NY 10589, and Plaintiff Holding XI LLC (“Borrower”), a limited liability company organized and existing under the laws of the State of Delaware, and having its principal place of business at 26 Court Street, Suite 1104, Brooklyn, NY 11242 (collectively the “Parties”) pursuant to the following facts:

WITNESSETH:

WHEREAS, on January 29, 2010, the Parties entered in to a Secured Promissory Note (the “Note”), whereby the Borrower promised to pay to the order of the Lender the sum of Six Hundred Thousand Dollars ($600,000.00).

WHEREAS, the maturity was the earlier to occur of: (i) one year from the date of the Loan listed in the Note; and (ii) the maturity of the Note upon a prepayment event described in Section 5 or 6 of the Note or upon acceleration of maturity following an Event of Default.

WHEREAS, the Borrower wishes to extend the Maturity Date for a period of sixty (60) days, and additional thirty (30) day extensions from time to time at the sole discretion of the Lender, in exchange for which the Borrower agrees to increase the rate of interest to sixteen percent (16.0%) per annum.

NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, Borrower and Lender hereby agree as follows:

1.	MATURITY DATE OF LOAN

The Maturity Date of the Loan shall be March 31, 2011, or any further extended date as provided herein.  Prior to any extended Maturity Date, the Loan shall be deemed to be in force and effect, and interest shall accrue at a rate of sixteen percent (16.0%) per annum.

All remaining provisions of the Secured Promissory Note shall remain in full force and effect and shall not be modified, altered or amended except as specifically set forth herein.

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IN WITNESS WHEREOF, we have set our hands and seals as of the date first above written.

MANGO CAPITAL, INC., a Nevada corporation

By:           /s/ Dennis M. Goett
Dennis M. Goett
Chief Executive Officer

PLAINTIFF HOLDING XI LLC, a Delaware limited liability company

By:          /s/ Harvey R. Hirschfeld
Harvey R. Hirschfeld
President